Exhibit 99.1


                        Ultralife Batteries Awarded $10.9
       Million Contract for Rechargeable Batteries and Chargers to Power
                 System to Counter Improvised Explosive Devices

     Ultralife Expands Presence in Growing Military Prime Contractor Market


    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 9, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded a contract valued at approximately $10.9 million from a supplier to a major defense contractor for the production and delivery of Ultralife's UBI-2590 lithium ion rechargeable batteries, and CH0003 six-bay battery chargers produced by its McDowell Research unit. The batteries and chargers will be used to power a system to counter improvised explosive devices. Deliveries are expected to begin immediately and be completed in the 1st quarter of 2007.

    "With products produced by both Ultralife and our McDowell Research operating unit, this award clearly illustrates the strength and value of our complementary, world-class power system offerings. Ultralife was chosen as the exclusive supplier because of the industry-leading performance and high-quality reputation of our batteries and chargers," said John D. Kavazanjian, Ultralife's president and chief executive officer. "Building on awards we have received from other prime contractors, this award serves to expand our presence in the highly attractive military prime contractor market, where our engineering expertise creates an unmatched competitive advantage."

    Ultralife's UBI-2590 lithium ion rechargeable battery has two independent 15-volt sections, each with protection electronics and state-of-charge displays, enabling users to operate the battery in either 15-volt or 30-volt modes. The UBI-2590 is the most advanced battery of its type and is designed to power demanding military as well as commercial devices. In addition to military applications, its usage has been spread over many markets including law enforcement, homeland security, scientific research, medical, surveillance and mining. Applications include military communications devices, robotics, power grid surveillance sensors, remote data collection devices, video detection systems and scientific monitoring equipment.

    The CH0003 battery charger, manufactured by Ultralife's McDowell Research operating unit, is a self-contained charger, which provides a reliable and consistent recharge of up to six batteries simultaneously. The charger auto-senses the battery type to assure the proper charging profile is used. The CH0003 can be both powered in the field from vehicles and generators, and in base locations. A wide range of AC and DC input voltages allows for operation from nearly any power source likely to be encountered worldwide.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, industrial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.



Note to editors: Photographs of the UBI-2590 battery and CH0003 charger are available at the following links:
www.ultralifebatteries.com/images/lineart/hires/UBI2590_hires.jpg
www.ultralifebatteries.com/images/lineart/hires/WB-hires_CH0003.jpg


    Ultralife(R) and McDowell Research(TM) are trademarks of Ultralife Batteries, Inc.



    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com